                                                                  Exhibit(h)(24)

                              CALAMOS ADVISORS LLC
                               2020 CALAMOS COURT
                           NAPERVILLE, ILLINOIS 60563

                                 March 30, 2006

Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

     Calamos Advisors LLC ("Calamos Advisors") hereby undertakes as follows:

     In the interest of limiting the expenses of Calamos Multi-Fund Equity, a series of Calamos Investment Trust (the "Fund"), Calamos Advisors undertakes to reimburse the Fund to the extent, but only to the extent, that the annualized other expenses (which expenses exclude distribution and service fees) of each of the following classes of the Fund through August 31, 2007, as a percent of the average net assets of such class of shares (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to Calamos Advisors), exceed the applicable percentage for that class set forth below:

                          CLASS OF SHARES
                     -------------------------
                       A      B      C      I
                     ----   ----   ----   ----
Expense limitation   0.25%  0.25%  0.25%  0.25%

     The amount of the expense reimbursement to the Fund (or any offsetting reimbursement by the Fund to Calamos Advisors) shall be computed on an annual basis, but accrued and paid monthly. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

                                        Very truly yours,

                                        CALAMOS ADVISORS LLC


                                        By: /s/ Patrick H. Dudasik
                                            ------------------------------------
                                            Patrick Dudasik
                                            Executive Vice President and
                                            Chief Financial Officer

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Calamos Investment Trust
Page 2


Agreed and accepted by
CALAMOS INVESTMENT TRUST


By /s/ James S. Hamman, Jr.
   ----------------------------------
   James S. Hamman, Jr.
   Secretary